EXHIBIT 3.03


                             CERTIFICATE OF AMENDMENT
                                        OF
                           CERTIFICATE OF INCORPORATION
                                        OF
                               HAYNES HOLDINGS, INC.


       Haynes Holdings, Inc., a corporation organized and existing under and by virtue of the general corporation law of the State of Delaware (the

  "Corporation"),

       DOES HEREBY CERTIFY:

       FIRST:  That at a meeting of the Board of Directors of the Corporation,

  resolutions were duly adopted declaring advisable proposed amendments of the

  Certificate of Incorporation of the Corporation as follows:

            RESOLVED, that Article FOURTH of the Certificate of Incorporation of the Corporation shall be amended and restated in its entirety as follows:

                 "FOURTH:  the aggregate number of shares of capital
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            stock that the Corporation shall have authority to issue
            is Twenty-Two Million (22,000,000), divided into classes as follows:

                 (1) Twenty Million (20,000,000) shares of common stock, par value $0.01 per share ("Common Stock"), and

                 (2) Two Million (2,000,000) shares of preferred stock, par value $0.01 per share ("Preferred Stock").

                 Shares of any class or series of capital stock of
            the Corporation may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

                 The following is a statement of the powers,
            preferences and rights, and the qualifications, limitations or restrictions, of the Preferred Stock and Common Stock.

                            SECTION I.  PREFERRED STOCK

                 Shares of Preferred Stock shall be issuable from
            time to time in one or more series as may be determined by the Board of































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            Directors.  Each series shall be distinctly designated.
            The Board of Directors is hereby expressly granted the authority to fix, by resolution or resolutions adopted prior to and providing for the issuance of any shares of each particular series of Preferred Stock and incorporated in a certificate of designations filed with the Secretary of State of the State of Delaware, the designation, powers (including voting powers and voting rights, full or limited, or no voting powers) and preferences, and the relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, of such series including, without limiting the generality of the foregoing, the following:

                 (1) the designation of, and the number of shares of Preferred Stock which shall constitute, the series, which number may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors;

                 (2) the rate and times at which (or the method of determination thereof), and the terms and conditions upon which, dividends, if any, on shares of the series shall be paid, the nature of any preferences or the relative rights of priority of such dividends to the dividends payable, and the qualifications, limitations or restrictions, if any, with respect to such dividends payable, on any other shares of any class or classes of capital stock of the Corporation or on any shares of another series of Preferred Stock, and a statement whether or in what circumstances such dividends shall be cumulative;

                 (3)  whether shares of the series shall be
            convertible into or exchangeable for shares of any class or series of capital stock or other securities or property of the Corporation or of any other corporation or entity, and, if so, the terms and conditions of such conversion or exchange, including any provisions for the adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

                 (4)  whether shares of the series shall be
            redeemable, and, if so, the terms and conditions of such redemption (including whether redemption shall be optional or mandatory), including the date or dates or event or events upon or after the occurrence of which they shall be redeemable, and the amount and type of































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            consideration payable in case of redemption, which amount
            per share may vary under different conditions and at different redemption dates;

                 (5) the rights, if any, of holders of shares of the series upon the voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of the series;

                 (6) whether shares of the series shall have a sinking fund or purchase account for the redemption or purchase of shares of the series, and if so, the terms, conditions and amount of such sinking fund or purchase account;

                 (7) whether shares of the series shall have voting rights in addition to the voting rights as shall be provided by law and, if so, the terms of such voting rights, which may, without limiting the generality of the foregoing, include (a) the right to more or less than one vote per share on any or all matters voted upon by the stockholders of the Corporation and (b) the right to vote, as a series by itself or together with other series of Preferred Stock or together with all series of Preferred Stock as a class and/or with the Common Stock as a class upon such matters, under such circumstances and upon such conditions as the Board of Directors shall determine, including, without limitation, the right, voting as a series by itself or together with other series of Preferred Stock or together with all series of Preferred Stock as a class and/or with the Common Stock as a class, to elect one or more Directors of the Corporation under such circumstances and upon such conditions as the Board of Directors shall determine; and

                 (8) any other powers, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions of shares of that series.

            The relative powers, preferences and rights of each series of Preferred Stock in relation to the powers, preferences and rights of each other series of Preferred Stock shall, in each case, be as fixed from time to time by the Board of Directors in the resolution or resolutions adopted pursuant to the authority granted in this Section I of this Article Fourth, and the consent, by class or series vote or otherwise, of holders of Preferred Stock of such of the series of Preferred Stock as are from time to time outstanding shall





























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            not be required for the issuance by the Board of
            Directors of any other series of Preferred Stock, whether or not the powers, preferences and rights of such other series shall be fixed by the Board of Directors as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them; provided, however, that the Board of Directors may provide in such resolution or resolutions adopted with respect to any series of Preferred Stock that the consent of holders of at least a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such series voting thereon shall be required for the issuance of shares of any or all other series of Preferred Stock.

                             SECTION II.  COMMON STOCK

                 (1) Dividends. Subject to any requirements with respect to preferential or participating dividends as shall be provided by the express terms of any outstanding series of Preferred Stock, holders of the Common Stock shall be entitled to receive such dividends thereon, if any, as may be declared from time to time by the Board of Directors.

                 (2) Liquidation. In the event of liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, holders of the Common Stock shall be entitled to receive such assets and properties of the Corporation, tangible and intangible, as are available for distribution to stockholders of the Corporation, after there shall have been paid or set apart for payment the full amounts necessary to satisfy any preferential or participating rights to which holders of each outstanding series of Preferred Stock are entitled by the express terms of such series.

                 (3) Voting. Each share of Common Stock shall entitle the holder thereof to one vote on each matter submitted to a vote of holders of shares of Common Stock. Holders of shares of Common Stock shall be entitled to vote on each matter submitted to a vote of stockholders of the Corporation, except (a) as shall otherwise be provided with respect to the election of one or more Directors of the Corporation by holders of shares of one or more outstanding series of Preferred Stock under any provision established pursuant to Section I of this Article Fourth and (b) to the extent holders of shares of one or more outstanding series of Preferred Stock are entitled to vote separately as a class by law or


































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            under any provisions established pursuant to Section I of
            this Article Fourth.

                            SECTION III.  CAPITAL STOCK

                 (1) Regarding Preemptive Rights. No stockholder of the Corporation shall by reason of his holding shares of any class or series of capital stock of the Corporation have any preemptive or preferential right to purchase, acquire, subscribe for or otherwise receive any additional, unissued or treasury shares (whether now or hereafter acquired) of any class or series of capital stock of the Corporation now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying any right, option or warrant to purchase, acquire, subscribe for or otherwise receive shares of any class or series of capital stock of the Corporation now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividends or voting or other rights of such stockholder, and the Board of Directors may issue or authorize the issuance of shares of any class or series of capital stock of the Corporation, or any notes, debentures, bonds or other securities convertible into or carrying rights, options or warrants to purchase, acquire, subscribe for or otherwise receive shares of any class or series of capital stock of the Corporation, without offering any such shares of any such class, either in whole or in part, to the existing stockholders of any such class.

                 (2) Cumulative Voting. Cumulative voting of shares of any class or series of capital stock of the Corporation having voting rights is prohibited."

       RESOLVED FURTHER, that an Article TENTH shall be added to the Certificate of Incorporation of the Corporation to read as follows:

            "TENTH:  The Corporation shall not to be subject to or
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            governed by the provisions of Section 203 of the Delaware
            General Corporation Law."







































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       SECOND: That in lieu of a meeting of stockholders, the holders of a majority of the issued and outstanding shares of the Common Stock, par value

  $.01 per share, of the Corporation, have given their written consent to the foregoing amendment in accordance with the provisions of Section 228 of the

  General Corporation Law of the State of Delaware.

       THIRD:  That said amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the

  State of Delaware, and notice has been given to all nonconsenting holders of

  Common Stock in accordance with the provisions of Section 228(d) of the

  General Corporation Law of the State of Delaware.

       IN WITNESS WHEREOF, Haynes Holdings, Inc. has caused this Certificate to be signed by Michael D. Austin, its President and Chief Executive Officer,

  this 12th day of July, 1996.


                           HAYNES HOLDINGS, INC.



                           /s/ MICHAEL D. AUSTIN
                           ---------------------------------
                           Name:  Michael D. Austin
                           Title: President and Chief Executive Officer















































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